Exhibit 99.1

               Chattem Appoints Chief Accounting Officer

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--April 26, 2006--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced the appointment of Robert B. Long as Chief Accounting Officer, effective April 24, 2006. Mr. Long is responsible for the accounting, financial reporting and internal control functions of the Company.
    "Robert brings a wealth of knowledge to Chattem from his extensive, "Big 4" background combined with his consumer product experience," said Zan Guerry Chattem's Chairman & CEO. "Robert is going to be a terrific addition to our team and his experience will provide significant value to Chattem."
    Prior to joining Chattem, Mr. Long served as vice president and chief financial officer of Charleston Hosiery, Inc., a manufacturer of hosiery products, previously served as an audit senior manager for Ernst & Young LLP, a global professional services provider, and previously served as staff accountant for Brach's Confections Holdings, Inc. a manufacturer of confections. Mr. Long is registered as a C.P.A. with the State of Tennessee.
    Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot(R), Gold Bond(R), Selsun Blue(R), Garlique(R), Pamprin(R) and BullFrog(R). Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company's website: www.chattem.com.
    Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.



    CONTACT: Chattem, Inc., Chattanooga
             Catherine Baker, 423-822-3209